Exhibit 99.1

NEWS RELEASE – For Immediately Release

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Phone: 212-564-4700;
Fax: 727-573-1100	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

— Revenue Up 29% — EPS up 33% —

ST.     PETERSBURG, FL – August 8, 2007 – MTS Medication Technologies, Inc. (AMEX:MPP), an international provider of medication compliance packaging systems, today announced its financial results for its fiscal first quarter ended June 30, 2007.

Net Sales for the first quarter increased 29% to $14.8 million from $11.5 million in the prior year’s first quarter. Net income available to common stockholders was $533,000, or $.08 per diluted common share, compared with $381,000, or $0.06 per diluted common share, in the prior year’s first quarter. Net sales associated with our consumables and prepack machines in the U.S. long-term care market increased approximately 15%. Net sales of OnDemand® machines increased 200%, and net sales through our European operations increased 41%.

Gross margin for the first quarter was 36.9% compared with 37.4% in the prior year’s first quarter. The decrease in gross profit margin percentage resulted primarily from increases in factory overhead costs. Also, the proportion of revenue associated with OnDemand and prepak machines in the first quarter of this year was higher than the proportion of revenue associated with these machines in the first quarter of last year. The gross margin realized on machines is generally lower than the gross margin we realize on our consumable products.

SG&A expenses for the first quarter were $3,822,000, or 25.8% of revenue, compared with $2,963,000, or 25.7% of revenue, in the prior year’s first quarter. The increase in SG&A expenses was primarily due to increased costs associated with installation and support of OnDemand machines, higher selling costs, costs associated with employee severance and recruiting fees, costs associated with our German operations and increased research and development expenses related to the OnDemand Express II™ machines and the CentraFill™ automation project.

Operating profit for the first quarter was $1,044,000, or 7.0% of net sales, compared with $775,000, or 6.7% of net sales, in the prior year’s first quarter.

Todd E. Siegel, President and Chief Executive Officer, said, “We are pleased with the continued growth in our core business, as well as the ongoing progress of our OnDemand product line. We sold four AccuFlex™ machines in our first quarter along with one Multi-Med and one fully automated Express I™ system. Research efforts related to the CentraFill are progressing, and the results are impressive. We have completed our Express II research and development, and this new version of OnDemand was delivered to our largest customer, Omnicare in August. The system is expected to be accepted some time in the second quarter or early in the third quarter.”

Siegel added, “As we discussed in our fourth quarter conference call, MTS is now engaging in some significant and challenging opportunities in the retail pharmacy and nutritional supplement markets. We also expect our MedTimes™ product and international operations to play important roles in our growth. We believe these initiatives will change the complexion of the Company while still leveraging our experience and infrastructure. The potential for each of these opportunities is significant. MedTimes as an example, represents a total market opportunity of an estimated $840 million in the U.S. and approximately $400 million in the U.K., while we believe the retail market could generate sales of close to $1 billion in machines and result in $1 billion in annual recurring sales of consumable products in the U.S. and Europe.”

“As we have previously stated, incurring expenses to develop new products and markets is necessary. However, our management team believes in the value of our opportunities and understands the urgency to meet our goals. Although our first quarter results were affected by some higher than normal expenses, they represent investments in exciting opportunities that we believe will ultimately benefit our financial results..”

Highlighted below are the Company’s achievements and status of key goals for the first quarter of fiscal year 2008.

•	Completed the development of OnDemand Express II and obtained pre-shipment acceptance from Omnicare by demonstrating the expected functionality and production throughput of this highly automated and sophisticated equipment. The system is currently installed and training is underway.

•	Revisited the AccuFlex systems in the field and upgraded robotic software to improve productivity and reduce robot faults.

•	Completed development of the production prototype of the OnDemand CentraFill system for introduction at the National Association of Drug Stores tradeshow in August 2007. We are currently in contract discussions with several large specialty and retail pharmacies for both pilot projects and general release versions of our Multi-Med system.

•	Successfully completed our pilot test in the nutritional supplement market leading to a marketing agreement with Douglas Labs, a highly regarded nutritional supplement manufacturer.

•	Completed a substantial portion of the MedTimes interface to expand MedTimes further in our beta nursing home site. We expect full rollout to the nursing home by early third quarter, which we believe will lead to a measurable demonstration of valuable cost savings.

•	Continued organic sales growth in international markets of approximately 24%. Our overall growth of 41% includes the first full quarter of Consilio, our recent German acquisition.

•	Grew core consumable products and prepack machine sales by 15% over the previous year’s first quarter.

•	Received the first contract for OnDemand Multi-Med in the U.K. Installation is anticipated in the third quarter of this fiscal year.

Siegel concluded, “Our commitment to the long-term strategy of entering new markets such as retail pharmacy and nutritional supplements, the introduction of the MedTimes product and our continued emphasis on European expansion remains a key focus. Although this strategy may have some short-term impact on our operating margins, we believe the benefits will continue to materialize this fiscal year and provide exciting growth next year and in the years ahead.”

Fiscal 2008 Outlook

As a result of the above opportunities and corresponding challenges, we now believe that our fiscal 2008 revenue will range between $60 million and $63 million. Based upon these revenue expectations, we expect our fully diluted earnings per share to be in the range of $0.45 to $0.50.

Notice of Conference Call

Management of the Company will host a conference call Thursday, August 9, 2007 at 8:30 A.M. EDT. To access the conference call, please telephone 888-459-5609 and enter 9086206 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products.

         Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED
BALANCE SHEETS
(In Thousands)

ASSETS

	June 30, 2007	March 31, 2007

	(Unaudited)
Current Assets:
Cash	$615	$292
Restricted Cash	208	–
Accounts Receivable	8,441	9,194
Inventories	6,268	5,767
Prepaids and Other	1,978	926
Deferred Tax Asset	215	271

Total Current Assets	17,725	16,450

Property and Equipment	5,353	5,344
Goodwill	752	740
Other Intangible Assets	818	808
Other Assets	2,517	2,507

Total Assets	$27,165	$25,849

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$7,890	$7,024
Current Maturities of Long-Term Debt	2,288	2,447
Current Maturities of Related Party Note Payable	333	328

Total Current Liabilities	10,511	9,799

Long-Term Debt, Less Current Maturities	5,273	5,395
Related Party Note Payable, Less Current Maturities	21	106
Other Liabilities	990	283
Deferred Tax Liability	559	553

Total Liabilities	17,354	16,136

Stockholders' Equity:
Common Stock	63	62
Capital In Excess of Par Value	8,957	8,736
Accumulated Other Comprehensive Income	297	254
Retained Earnings	822	989
Treasury Stock	(328)	(328)

Total Stockholders' Equity	9,811	9,713

Total Liabilities and Stockholders' Equity	$27,165	$25,849

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,

	2007	2006

Net Sales	$14,820	$11,516

Costs and Expenses:
Cost of Sales	9,358	7,212
Selling, General and Administrative	3,822	2,963
Depreciation and Amortization	596	566

Total Costs and Expenses	13,776	10,741

Operating Income	1,044	775

Interest Expense	151	63

Income Before Taxes	893	712

Income Tax Expense	360	275

Net Income	533	437

Convertible Preferred Stock Dividends	–	56

Net Income Available to Common Stockholders	$533	$381

Net Income Per Common Share - Basic	$0.09	$0.06

Net Income Per Common Share - Diluted	$0.08	$0.06

Weighted Average Shares Outstanding - Basic	6,266	6,018

Weighted Average Shares Outstanding - Diluted	6,757	7,207